CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Amendment No. 2 to the Registration Statement on Form S-1/A of Essential Innovations Technology Corp. of our report dated September 19, 2012, on our audits of the balance sheets of Essential Innovations Technology Corp. ("the Company") (a development stage company), as of October 31, 2011 and 2010, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended, and for the cumulative period from November 1, 2009 (date of commencement of development stage) to October 31, 2011, and to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated September 19, 2012, contains an explanatory paragraph that states that the financial statements have been prepared assuming the Company will continue as a going concern. The Company has not generated any revenue since commencement of the development stage, has a substantial accumulated deficit, and does not have positive cash flows from operating activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
November 30, 2012